Exhibit 19.1

POLICY AGAINST TRADING ON THE BASIS OF INSIDE INFORMATION

December 2019

PERSONS COVERED

The policies and procedures outlined herein shall apply to all directors, officers, employees and consultants of MannKind Corporation (the “Company”) and its subsidiaries.

POLICIES AND PROCEDURES

During the course of your directorship, employment or consultancy with the Company or a subsidiary thereof, you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (the “SEC”), about the Company or about other publicly-traded companies with which the Company has business dealings (known as “inside information”). Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s stock or stock of another publicly-traded company, or to disclose such information to a third party who does so (known as a “tippee”).

It is illegal for anyone to use inside information to gain personal benefit, or to pass on or “tip,” the inside information to someone who does so. There is no “de minimis” exception to this rule. Use of inside information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore it is important that the appearance as well as the act of insider trading in stock be avoided. Please note that generally, transactions directly with the Company, e.g., option exercises or purchases under the Company’s employee stock purchase plan, will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or officer that meets the requirements of Rule 10b5- 1 under the Securities Exchange Act of 1934, as amended (a “Trading Plan”), may be made without restriction to any particular period provided that the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, and subject to such other restrictions as the Company or its General Counsel deems necessary or appropriate to impose.

This policy continues to apply to your transactions in the Company’s stock even after your directorship, employment or consultancy with the Company or a subsidiary thereof has terminated. If you are in possession of material nonpublic information when your directorship, employment or consultancy terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.

Because the directors and officers of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, they are also subject to a separate trading policy. Under this policy, we require that these individuals limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results, notify the Company’s Chief Financial Officer or General Counsel prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess inside information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

For information to be considered publicly disseminated, it must be widely disclosed, such as through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disseminated. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Tuesday, then you should refrain from executing a transaction in the Company’s securities until Thursday, unless otherwise advised by the Company’s Chief Financial Officer of General Counsel. If, however, an announcement of inside information of which you were aware was made during or after trading on Tuesday, then you should refrain from executing a transaction in the Company’s securities until Friday, unless otherwise advised by the Company’s Chief Financial Officer of General Counsel.

INSIDE INFORMATION

Although by no means an all-inclusive list, information about the following items may be considered to be “inside information” until it is publicly disseminated:

(a)
financial results or forecasts;
(b)
scientific, clinical or regulatory results;
(c)
significant communications with regulatory authorities;
(d)
notice of issuance of patents;
(e)
the status of product development programs;
(f)
the launch of new products;
(g)
new collaborations or changes to existing collaborations;

(h)
top management or control changes;
(i)
pending public or private sales of debt or equity securities;
(j)
acquisitions or dispositions;
(k)
possible tender offers;
(l)
significant write-offs;
(m)
impending bankruptcy;
(n)
significant litigation; and
(o)
gain or loss of a significant customer or supplier.

POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company, as set forth below. A director, officer, employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s Chief Financial Officer or General Counsel.

Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to forfeit the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to ten (10) years. The Company and/or the supervisors of the persons violating the rules may also be required to pay major civil or criminal penalties. Such violations may be based on the mere fact that the person violating the rules possessed inside information, without regard to whether such person’s decision to trade was actually based on such information.

The civil and criminal penalties referred to above are not exclusive. Private litigants who traded in a company’s securities with an individual who violated insider trading laws in connection with the trade may sue that individual in federal court and seek treble (i.e., triple) damages and recovery of their attorney’s fees pursuant to the Racketeer Influenced and Corrupt Organizations Act (“RICO”). When tipping occurs, both the tipper and the tippee may be held liable, as well as others who received the information from the tippee and then traded on it.

Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any director, officer, employee or consultant or of his or her family may subject such individual to disciplinary action by the Company, up to and including termination for cause.

Reporting Violations

Any director, officer, employee or consultant who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other director, officer, employee, or consultant must report the violation immediately to the Company’s Chief Financial Officer or General Counsel. Upon learning of any such violation, the Company will determine whether it should report the violation to the SEC or other appropriate governmental authority. The Company and its subsidiaries will comply with all requests from the SEC, the Nasdaq Stock Market and other agencies for information related to insider trading investigations.

Prohibition on Speculative Trades

In addition to the prohibition of trading while in possession of inside information, Company policy prohibits speculation based on fluctuations in the market. As a result, the following transactions are prohibited, whether or not the director, employee, officer or consultant is in possession of inside information:

(a)
purchases or sales of any derivative security of the Company, including without limitation, puts and calls;
(b)
purchases of the Company’s stock on margin;
(c)
short sales of the Company’s stock (i.e., where a person borrows shares of the Company’s stock, sells them and then purchases stock at a later date to replace the borrowed stock);
(d)
loaning shares of the Company’s stock through a brokerage or otherwise in order to facilitate the short sales of other persons;
(e)
writing, buying or selling options for the Company’s stock;
(f)
pledging the Company’s stock as security or collateral for a loan or any other obligation; and
(g)
to the extent not otherwise referenced above, any other hedging transaction involving the Company’s stock or any derivative security of the Company, or any other inherently speculative transaction involving the Company’s stock.

The prohibition on these transactions also applies to members of the households of directors, officers, employees and consultants of the Company or its subsidiaries.